EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

o     PDI Investment Company, Inc. - Delaware

o     TVG, Inc. - Delaware

o     ProtoCall, Inc. - New Jersey

o     Inserve Support Solutions - California